Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact Office 208 384 6073

For Immediate Release: October 25, 2012
Boise Cascade Reports Third Quarter 2012 Financial Results
BOISE, Idaho - Boise Cascade Holdings, L.L.C. (Boise Cascade or Company) announced third quarter 2012 net income of $23.5 million and earnings before interest, taxes, depreciation, and amortization (EBITDA) of $36.8 million. Year-to-date net income and EBITDA results of $40.2 million and $79.6 million, respectively, reflect a significant improvement over a net loss of $32.6 million and EBITDA of $8.9 million reported in the first nine months of 2011.  Sales in third quarter 2012 were $764.6 million, a 22% increase over the same quarter a year ago. Third quarter 2011 reported net loss and EBITDA were $3.7 million and $10.6 million, respectively. Second quarter 2012 net income and EBITDA were $15.0 million and $28.2 million, respectively.
The Company generated $50.3 million of cash during the third quarter 2012 driven by improved operating results and working capital reductions. At September 30, 2012, Boise Cascade had total available liquidity of $483.8 million, with $224.4 million in cash and committed bank line availability of $259.4 million. On October 15, we redeemed $75 million of our 7 1/8% senior subordinated notes at par value. On October 22, the Company issued $250 million of 6 3/8% senior unsecured notes due November 1, 2020. The net proceeds from the offering were used to repay the remaining $144.6 million of our 7 1/8% senior subordinated notes and enhance our cash position by nearly $100 million.
U.S. housing starts increased approximately 28% in third quarter 2012 from the levels experienced in third quarter 2011. Housing start levels remain significantly below the last 10 year historical average of approximately 1.3 million units per year. Blue Chip consensus forecast for U.S. housing starts for 2012 was 760,000 as of October 10, 2012. The final U.S. housing starts level reported for 2011 was 609,000.
“We experienced a third consecutive quarter of sequentially improved income from operations, resulting in $50 million of cash generated and $37 million of EBITDA in the third quarter, underscored by strong plywood prices. The cash generated, together with our recently completed debt refinancing, has strengthened our liquidity position and allows us greater flexibility to take advantage of improvement in the markets and of business opportunities,” stated Tom Carlile, CEO. “We are encouraged by the improved operating environment and remain cautiously optimistic the recent improvement in demand for our products will carry into 2013.”
Building Materials Distribution (BMD) segment sales were $605.2 million in third quarter 2012, up 21% from the same quarter a year ago. Volumes for the segment were up approximately 8%, with prices up about 13%. In third quarter 2012, BMD reported $12.6 million of EBITDA compared to $8.2 million in third quarter 2011 and $10.9 million in second quarter 2012.
Wood Products segment sales in the third quarter 2012 were $259.8 million, up 33% from the same quarter a year ago. The increase in sales was due primarily to higher plywood volumes and prices and increased EWP shipments, offset in part by lower EWP sales price realizations. In third quarter 2012, Wood Products reported $28.6 million of EBITDA compared to $7.1 million in third quarter 2011 and $21.7 million in second quarter 2012.
Outlook
The housing industry is showing signs of improvement in many areas within the U.S.;

however, we expect to continue to experience below historical demand for the products we distribute and manufacture. Favorable commodity wood product prices experienced year to date began to decline mid-September 2012 and could be volatile in response to operating rates and inventory levels in various distribution channels. We expect to manage our production levels to our sales demand, which will likely result in us operating some of our facilities below their capacity.
About Boise Cascade
Boise Cascade is a leading U.S. wholesale distributor of building products and one of the largest producers of engineered wood products and plywood in North America. The Company is privately held and headquartered in Boise, Idaho. For more information, please visit our website at www.bc.com.
Webcast and Conference Call
Boise Cascade will host a webcast and conference call on Thursday, October 25, at 11 a.m. Eastern, at which time we will review the Company's recent performance. You can join the webcast through the Boise Cascade website. Go to www.bc.com and click on the link to the webcast under the News & Events heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 800-573-4842 (international callers should dial 617-224-4327), participant passcode 79973836, at least 10 minutes before the start of the call.
The archived webcast will be available in the News & Events section of Boise Cascade's website. A replay of the conference call will be available from Thursday, October 25, at 2 p.m. Eastern through Thursday, November 1, at 11 p.m. Eastern. Playback numbers are 888-286-8010 for U.S. calls and 617-801-6888 for international calls, and the passcode will be 79269575.
Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA, a non-GAAP financial measure. EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for the limitations of EBITDA by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income (Loss)
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2012	September 30
	2012	2011		2012	2011
Sales
Trade	$759,330	$623,199	$728,434	$2,069,804	$1,687,037
Related party	5,266	4,787	4,466	14,678	13,609
	764,596	627,986	732,900	2,084,482	1,700,646

Costs and expenses
Materials, labor, and other operating expenses	638,994	538,794	613,352	1,751,152	1,475,847
Materials, labor, and other operating expenses from related party	14,131	12,346	19,255	44,704	31,140
Depreciation and amortization	8,461	9,352	8,338	24,918	27,500
Selling and distribution expenses	62,572	55,346	60,468	176,854	153,332
General and administrative expenses	12,186	10,299	10,689	31,923	28,457
Other (income) expense, net	121	(298)	653	406	2,341
	736,465	625,839	712,755	2,029,957	1,718,617

Income (loss) from operations	28,131	2,147	20,145	54,525	(17,971)

Foreign exchange gain (loss)	228	(936)	(289)	125	(596)
Interest expense	(4,840)	(5,001)	(4,818)	(14,471)	(14,174)
Interest income	87	91	87	281	314
	(4,525)	(5,846)	(5,020)	(14,065)	(14,456)

Income (loss) before income taxes	23,606	(3,699)	15,125	40,460	(32,427)
Income tax provision	(104)	(12)	(78)	(243)	(146)
Net income (loss)	$23,502	$(3,711)	$15,047	$40,217	$(32,573)

Segment Information
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2012	September 30
	2012	2011		2012	2011
Segment sales
Building Materials Distribution	$605,206	$501,458	$580,545	$1,637,167	$1,349,945
Wood Products	259,759	194,843	241,842	712,744	532,211
Intersegment eliminations	(100,369)	(68,315)	(89,487)	(265,429)	(181,510)
	$764,596	$627,986	$732,900	$2,084,482	$1,700,646

Segment income (loss)
Building Materials Distribution	$10,300	$6,040	$8,699	$18,180	$2,818
Wood Products	22,464	(71)	15,548	48,823	(9,998)
Corporate and Other	(4,405)	(4,758)	(4,391)	(12,353)	(11,387)
	28,359	1,211	19,856	54,650	(18,567)

Interest expense	(4,840)	(5,001)	(4,818)	(14,471)	(14,174)
Interest income	87	91	87	281	314
Income (loss) before income taxes	$23,606	$(3,699)	$15,125	$40,460	$(32,427)

EBITDA (a)
Building Materials Distribution	$12,563	$8,164	$10,893	$24,819	$9,040
Wood Products	28,628	7,101	21,661	67,005	11,100
Corporate and Other	(4,371)	(4,702)	(4,360)	(12,256)	(11,207)
	$36,820	$10,563	$28,194	$79,568	$8,933

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2012	December 31, 2011

ASSETS

Current
Cash and cash equivalents	$224,421	$182,459
Receivables
Trade, less allowances of $2,894 and $2,142	172,498	118,901
Related parties	506	1,236
Other	4,687	3,796
Inventories	318,577	283,978
Prepaid expenses and other	8,457	4,864
Total current assets	729,146	595,234

Property and equipment, net	263,671	266,456
Timber deposits	6,338	8,327
Deferred financing costs	3,843	4,962
Goodwill	12,170	12,170
Intangible assets, net	8,900	8,900
Other assets	7,405	6,786
Total assets	$1,031,473	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)
(unaudited, in thousands)

	September 30, 2012	December 31, 2011

LIABILITIES AND CAPITAL

Current
Current portion of long-term debt	$25,000	$—
Accounts payable
Trade	165,753	116,758
Related parties	1,922	1,142
Accrued liabilities
Compensation and benefits	59,950	32,267
Interest payable	7,250	3,326
Other	31,616	24,486
	291,491	177,979
Debt
Long-term debt, less current portion	194,560	219,560

Other
Compensation and benefits	196,589	200,248
Other long-term liabilities	14,105	13,676
	210,694	213,924
Redeemable equity units
Series B equity units – 2,426 units and 2,522 units outstanding	2,426	2,522
Series C equity units – 13,475 units and 13,715 units outstanding	6,089	6,227
	8,515	8,749
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000 units authorized and outstanding	109,011	104,008
Series B equity units – no par value; 550,000 units authorized; 532,898 units and 532,802 units outstanding, respectively	332,115	299,460
Series C equity units – no par value; 44,000 units authorized; 12,930 units and 12,690 units outstanding, respectively	—	—
Accumulated other comprehensive loss	(114,913)	(120,845)
Total capital	326,213	282,623
Total liabilities and capital	$1,031,473	$902,835

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2012	2011
Cash provided by (used for) operations
Net income (loss)	$40,217	$(32,573)
Items in net income (loss) not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	26,732	29,118
Pension expense	9,398	8,933
Other	(500)	1,515
Decrease (increase) in working capital, net of acquisitions
Receivables	(53,308)	(45,700)
Inventories	(34,599)	(8,423)
Prepaid expenses and other	(1,973)	(1,221)
Accounts payable and accrued liabilities	82,333	27,598
Pension contributions	(8,181)	(10,274)
Other	4,752	(90)
Net cash provided by (used for) operations	64,871	(31,117)

Cash provided by (used for) investment
Expenditures for property and equipment	(17,682)	(25,299)
Acquisitions of businesses and facilities	(2,355)	(5,782)
Proceeds from sales of assets	171	3,053
Other	(3)	211
Net cash used for investment	(19,869)	(27,817)

Cash provided by (used for) financing
Distributions to members	(2,790)	—
Credit facility financing costs	(250)	(2,547)
Net cash used for financing	(3,040)	(2,547)

Net increase (decrease) in cash and cash equivalents	41,962	(61,481)

Balance at beginning of the period	182,459	264,606

Balance at end of the period	$224,421	$203,125

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2011 Form 10-K and the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012. Net income (loss) for all periods presented involved estimates and accruals.

(a)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income (loss) to EBITDA for the three months ended September 30, 2012 and 2011, and June 30, 2012, and the nine months ended September 30, 2012 and 2011:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2012	September 30
	2012	2011		2012	2011

	(unaudited, in thousands)

Net income (loss)	$23,502	$(3,711)	$15,047	$40,217	$(32,573)
Interest expense	4,840	5,001	4,818	14,471	14,174
Interest income	(87)	(91)	(87)	(281)	(314)
Income tax provision	104	12	78	243	146
Depreciation and amortization	8,461	9,352	8,338	24,918	27,500
EBITDA	$36,820	$10,563	$28,194	$79,568	$8,933

The following table reconciles segment income (loss) to EBITDA for the three months ended September 30, 2012 and 2011, and June 30, 2012 and the nine months ended September 30, 2012 and 2011:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2012	September 30
	2012	2011		2012	2011

	(unaudited, in thousands)
Building Materials Distribution
Segment income	$10,300	$6,040	$8,699	$18,180	$2,818
Depreciation and amortization	2,263	2,124	2,194	6,639	6,222
EBITDA	12,563	8,164	10,893	24,819	9,040

Wood Products
Segment income (loss)	22,464	(71)	15,548	48,823	(9,998)
Depreciation and amortization	6,164	7,172	6,113	18,182	21,098
EBITDA	28,628	7,101	21,661	67,005	11,100

Corporate and Other
Segment loss	(4,405)	(4,758)	(4,391)	(12,353)	(11,387)
Depreciation and amortization	34	56	31	97	180
EBITDA	(4,371)	(4,702)	(4,360)	(12,256)	(11,207)

EBITDA	$36,820	$10,563	$28,194	$79,568	$8,933